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                                                                    Exhibit 99.1

                  STANDARD COMMERCIAL ANNOUNCES DEBT REDEMPTION
                             AND QUARTERLY DIVIDEND

WILSON, NC -Standard Commercial Corporation (STW-NYSE) today announced the Company's Board of Directors has authorized the redemption of $25 million of the 8 7/8% Senior Notes due 2005 issued by its principal subsidiary, Standard Commercial Tobacco Co., Inc.

Robert E. Harrison, Standard's President and Chief Executive Officer, made the announcement, saying, "This is the second phase of our program of reducing the Company's long term debt. The $25 million debt repurchase program announced in June 2000, pursuant to which we retired $6 million of the Senior Notes and approximately $19 million of Standard Commercial Corporation's 7 1/4% Convertible Subordinated Debentures due 2007, was successfully completed at average prices below face value. With improving earnings and continued strong cash flow, our publicly traded debt is now trading around par value. This redemption of an additional $25 million is consistent with our stated goals of improving shareholder value and strengthening our balance sheet."

The Notes will be redeemed at a price of 104.438% in accordance with the terms of the Indenture dated August 1, 1997. The redemption is expected to be completed within the next 60 days. After giving effect to the redemption of the full $25 million, the remaining principal outstanding will be $84 million. The Trustee, working together with the Depository Trust Company, will determine the method for selecting which Notes will be redeemed.

Standard's Board of Directors also declared a quarterly cash dividend of five cents ($0.05) per share on the common shares of the Company, payable on March 15, 2002 to common shareholders of record at the close of business on February 28, 2002.

Statements in this news release that are not purely statements of historical fact may be deemed to be forward-looking. These statements by their nature involve substantial risks and uncertainties, and actual results may differ materially depending on a variety of important factors, including ones over which the Company has little or no control, e.g. unforeseen changes in shipping schedules; the balance between supply and demand; and market, weather, economic and political conditions. For more details regarding such factors, see the Company's filings with the Securities and Exchange Commission. The Company's ability to repurchase debt will be a function of these changing factors, as well as its liquidity, its leverage and restrictions in existing and future debt instruments. The Company assumes no obligation to update any of these forward-looking statements.

STANDARD COMMERCIAL is one of the world's largest leaf tobacco dealers and among the top international wool trading companies. It operates in virtually every tobacco and wool producing country and sells worldwide to tobacco manufacturers and wool users.